Exhibit 11.1

Amended to March 19, 2025

INSIDER TRADING POLICY

Policies and Procedures Governing Material Non-Public Information and the Prevention of Insider Trading (the “Policy”) of Canadian Solar Inc. (together with its subsidiaries, the “Company”)

Pre-Clearance of All Trades by All Directors, Officers and Key Employees	12
Avoidance of Aggressive or Speculative Trading; Additional Prohibitions	12
Rule 10b5—1 Plans	13

INTRODUCTION

This Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. This Policy aims to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety. Insider trading occurs when a person purchases or sells a security while in possession of inside information relating to the security. As explained in “Definitions and Explanation of Insider Trading” below, inside information is information which is both material and non-public.

This Policy only addresses compliance with United States laws and the rules of the Nasdaq Stock Market relating to insider trading. Many other laws, including the laws of Canada and China, also deal with insider trading and may deal more generally with trading in the securities of the Company.

Persons Subject to This Policy

This Policy applies to all directors, officers and employees of the Company. The Compliance Officer may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below under “Transactions by Family Members and Others” and “Transactions by Entities You Influence or Control.”

All persons subject to this Policy have a duty to cooperate in the operation of this Policy. Compliance with this Policy is a condition of continued employment for all officers and employees of the Company. Failure to comply may result in disciplinary action, up to and including termination of employment. Each individual is responsible for making sure that he or she complies with this Policy and that any family member, household member or entity whose transactions are subject to this Policy also complies with this Policy.

This Policy continues to apply to transactions in Company securities (collectively referred to in this Policy as “Company Securities”) even after termination of service to the Company. If a person possesses material, non-public information when his or her service terminates, that person may not trade in Company Securities until the information has become public or is no longer material. The pre-clearance procedures described under “Pre-Clearance of All Trades by All Directors, Officers and Key Employees” below, however, will cease to apply to transactions in Company Securities upon the expiration of any Prohibited Trading Period (or special blackout period, as described below) applicable when service terminates. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as being subject to this Policy) who, in the course of working for the Company, comes into possession of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Questions regarding this Policy should be directed to the Compliance Officer appointed by the board of directors (the “Board”) of the Company.

Compliance Officer

Yu Chen, Lead General Counsel, has been appointed by the Board as the Compliance Officer of the Company. Yu Chen may be reached at yu.chen@canadiansolar.com. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

The Company will notify you if the Board appoints a different Compliance Officer.

PROHIBITIONS

Insider Trading

No director, officer or employee of the Company or any other person designated by the Compliance Officer (such as contractors or consultants of the Company) shall trade any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other entity.

In addition, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans and Certain Other Transactions” and “Rule 10b5-1 Plans,” no director, officer or key employee of the Company shall trade any type of Company Securities during the period beginning two weeks before the end of each fiscal quarter of the Company and ending two full business days after the public release of the financial results of the Company for the quarter (the “Prohibited Trading Period”). The criteria for classifying employees as “key employees” for purposes of the Prohibited Trading Period will be determined by the Board. The Company will advise you if you are a key employee. If you have received a copy of this Policy, you are considered to be a key employee or otherwise subject to this Policy.

From time to time, directors, officers, employees, consultants and/or contractors may become aware of material nonpublic information outside of a quarterly Prohibited Trading Period. So long as the information remains material and nonpublic, such persons may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical quarterly Prohibited Trading Period. In these situations, the Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Please note that the Prohibited Trading Period may be changed at any time in the discretion of the Board or the Compliance Officer. The Compliance Officer will advise of any changes.

The foregoing restrictions on trading do not apply to transactions under a pre-existing written plan, contract or instruction that satisfies the conditions of Rule 10b5-1, as in effect at such time (“Rule 10b5-1”), under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “10b5-1 Plan”) and approved in writing by the Board or a committee of the Board or any officer of the Company designated by the Board.

In addition, bona fide gifts of Company Securities are not subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the person making the gift possesses material, non-public information, or the person making the gift is a director, officer or key employee and the sale by the recipient occurs during a Prohibited Trading Period (or special blackout period, as described below).

Tipping

No director, officer or employee of the Company shall directly or indirectly tip material, non-public information, whether the information relates to a security of the Company or any other entity, to anyone.

In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need-to-know basis.

TRANSACTIONS UNDER COMPANY PLANS AND CERTAIN OTHER TRANSACTIONS

This Policy does not apply to the transactions listed below, except as specifically noted in the paragraphs below. Please note, however, that Covered Senior Persons are required to comply with the pre-clearance and trading restriction requirements described under “Pre-Clearance of All Trades by All Directors, Officers and Key Employees” below with respect to these transactions:

1.

Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of the underlying Company Securities of an option.

2.

Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of the Company Securities received upon such vesting.

3.

Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

4.	Mutual Funds: Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you or any of your Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account, unless advance approval is obtained from the Compliance Officer.

DEFINITIONS AND EXPLANATION OF INSIDER TRADING

Definitions

“Trading” refers to the purchase or sale of a security.

“Insider trading” refers to a trade in a security of an entity by an “insider” while in possession of “material”, “non-public” information relating to the security. See below for an explanation of these terms.

“Purchase” and “sale” are defined broadly under U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-shares transactions, conversions, the grant and exercise of options and acquisitions and exercises of warrants or puts, calls or other instruments related to a security.

“Security” includes a share, bond, note, debenture, option, restricted share, restricted share unit, warrant or similar instrument issued by an entity or a derivative security relating to any of them, whether or not issued by the entity.

It is generally understood that insider trading includes the following:

●	trading by insiders while in possession of material, non-public information;
●	trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
●	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

What Facts are Material?

The materiality of a fact depends upon the circumstances.

A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of an entity’s business and to any type of security, debt or equity.

Examples of material information in relation to the securities of an entity include facts concerning:

●	significant changes in prospects;
●	significant write-downs in assets or increases in reserves;
●	changes in dividends;
●	changes in corporate earnings or earnings forecasts, or unusual gains or losses in major operations;
●	proposals, plans or agreements, even if preliminary in nature, involving mergers,

acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

●	developments regarding significant litigation or government agency investigations;
●	major changes in management;
●	offerings of securities;
●	award or loss of a significant contract;
●	significant borrowings or financings;
●	defaults on borrowings; and
●	bankruptcy.

Material information does not have to be related to an entity’s business. For example, the contents of an about-to-be-released newspaper article that is expected to affect the market price of a security can be material.

Moreover, material information is not limited to historical facts but may also include future events, projections and forecasts. With respect to a future event, such as a merger or acquisition or the introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on an entity’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether any information is material, you should consult the Compliance Officer before making a decision on whether to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

A good general rule of thumb is: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public.

In order for it to be considered available to the general public, information must be widely disseminated in a manner that makes it generally available to investors through such media as Dow Jones, newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. The circulation of rumors, even if accurate and reported in the media, does not necessarily constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market and investors to be able to react to the information. Generally, one should allow a period of two full business days following publication before information is considered to be public.

Non-public information may include:

●	information available to a select group of analysts or brokers or institutional investors;
●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
●	information that has been entrusted to an entity on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

If you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is non-public and treat it as confidential.

Who is an Insider?

“Insiders” include directors, officers and employees of an entity and anyone else who has material, non-public information about the entity.

Insiders of an entity have independent fiduciary duties to the entity and its equity holders not to trade on material, non-public information relating to the entity’s securities. All directors, officers and employees of the Company should consider themselves insiders with respect to material, non-public information about the business, operations, activities and securities of the Company.

Directors, officers and employees of the Company may not trade the securities of the Company while in possession of material, non-public information relating to the Company and may not tip (or communicate except on a need-to-know basis) such information to others.

Please note that trading by members of a director’s, officer’s or employee’s family or household can be the responsibility of the director, officer or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than an Insider

Insiders may be liable for communicating or tipping material, non-public information to a third party (a “tippee”).

Also, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them and other individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so too are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through such means as conversations at social, business or other gatherings.

Consequences of Violations

You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.

The SEC and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

●	SEC administrative sanctions;
●	securities industry self-regulatory organization sanctions;
●	civil injunctions;
●	damage awards to private plaintiffs;
●	disgorgement of all profits;
●	civil and criminal fines; and
●	jail sentences.

In addition, insider trading violations could result in serious sanctions by the Company, including termination of employment. A person’s failure to comply with this Policy may subject the person to Company-imposed sanctions, whether or not the person’s failure to comply violates any law.

Insider trading violations are not limited to violations of U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the U.S. Racketeer Influenced and Corrupt Organizations Act (RICO) also may be violated by insider trading.

Examples of Insider Trading

Examples of insider trading cases include actions brought against:

●	corporate directors, officers and employees who have traded a company’s securities after learning of significant confidential corporate developments;
●	friends, business associates, family members and other tippees of corporate directors, officers and employees who traded a company’s securities after receiving information about such corporate developments;
●	government employees who learned of corporate developments in the course of their employment; and
●	other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and consequently are not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Before the public announcement of such earnings, the officer purchases X Corporation’s shares.

The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s shares in advance of the announcement.

The officer is jointly liable with his friend for all of the friend’s profits and each of the officer and the friend is liable for penalties of up to three times the amount of the friend’s profits. In addition, each of the officer and his friend are subject to, among other things, criminal prosecution, as described above.

Prohibition of Records Falsifications and False Statements

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls.

The SEC has supplemented the statutory requirements by adopting rules that prohibit any person from falsifying records or accounts subject to the above requirements and officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

PROCEDURES FOR PREVENTING INSIDER TRADING

The Company has established, and will maintain and enforce, the following procedures to prevent insider trading.

Every director, officer and employee of the Company is required to follow these procedures.

Identifying Material, Non-Public Information

Before directly or indirectly trading any Company Securities every director, officer and key employee is required to contact the Compliance Officer (as part of the pre-clearance procedure discussed below) and make an initial determination whether the Company and/or the director, officer or key employee is in possession of material, non-public information relating to the security.

In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance.

If, after consulting with the Compliance Officer, it is determined that the Company and/or the director, officer or key employee is in possession of material, non-public information, trading in the security may not take place.

The responsibility for determining whether a person possesses material, non-public information rests with that person, and any action or statement of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not constitute legal advice or insulate a person from liability under applicable securities laws.

Information Relating to the Company

Access to Information

Access to material, non-public information about the Company, including the Company’s business, operations, earnings or prospects, should be limited to directors, officers and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company other than on a need-to-know basis.

In communicating material, non-public information to employees of the Company, all directors, officers and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

Inquiries from Third Parties

Inquiries from third parties, such as industry analysts and members of the media, about the Company should be directed to the Chief Executive Officer or the Chief Financial Officer or other appropriate person designated by them.

Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

(a)	All directors, officers and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
●	maintaining the confidentiality of Company related transactions;
●	conducting their business and social activities so as not to risk inadvertent disclosure of confidential information (Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons);
●	restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need to know basis (including maintaining control over the distribution of documents and drafts of documents);
●	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

●	disposing of all confidential documents and other papers after there is no longer any business or other legally required need through shredders when appropriate;
●	restricting access to areas likely to contain confidential documents or material, non-public information; and
●	avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
(b)	Personnel involved with material, non-public information, should, to the extent feasible, conduct their business and activities in areas separate from other Company activities.

Pre-Clearance of All Trades by All Directors, Officers and Key Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in Company Securities (including transactions that are otherwise exempted from the Policy as described under the heading “Transactions Under Company Plans and Certain Other Transactions.”) by directors, officers and key employees (the “Covered Senior Persons”) must be pre-cleared by the Compliance Officer. The Compliance Officer may not engage in any transaction in Company Securities without first obtaining pre-clearance in writing for such transaction form the Chief Executive Officer.

These procedures also apply to transactions by a Covered Senior Person’s spouse and minor children and other persons living in a Covered Senior Person’s household and to transactions by entities over which a Covered Senior Person exercises control.

Clearance of a transaction is valid only for a 48 hour period. If the transaction order is not placed within that 48 hour period, clearance for the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the Covered Senior Person who requested the clearance.

Avoidance of Aggressive or Speculative Trading; Additional Prohibitions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions unless advance approval is obtained from the Compliance Officer.

Directors, officers and employees of the Company and their respective family members (including spouses, minor children and other persons living in the same household) shall not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities include purchasing derivative securities such as put or call options or entering into hedging transactions with respect to the Company Securities, engaging in short sales (i.e., selling shares one does not own and borrowing the shares to make delivery) or selling a security within six months of purchase (which is viewed as short-term or speculative transactions).

Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You may not have control over these transactions as the securities may be sold at certain times without your consent. A margin or foreclosure sale that occurs when you are aware of material, non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, you shall not hold Company Securities in a margin account or pledging Company Securities as collateral for a loan.

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales pursuant to standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee possesses material, non-public information. The Company therefore prohibits placing standing or limit orders on Company Securities.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities that meets the conditions specified in Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy.

To comply with this Policy, the adoption, modification or early termination of a Rule 10b5-1 Plan must be approved by the Board or a committee of the Board or any officer of the Company designated by the Board, and all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan may be entered into or modified only (i) at a time when the person entering into, or modifying the plan is not aware of material nonpublic information about the Company or Company Securities and (ii) in the case of Covered Senior Persons, outside the Prohibited Trading Period.

Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance (including by use of a formula) or delegate discretion on these matters to an independent third party in accordance with the requirements of Rule 10b5-1.

Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 20-F of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30-day cooling-off period is required.

All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.